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EXHIBIT 99.1

  ONELINK COMMUNICATIONS, INC. ANNOUNCES IMPROVED FIRST QUARTER RESULTS

MINNEAPOLIS, Minn., May 6, 1999 - OneLink Communications, Inc. (OTC BB: ONEL) - a provider of enhanced business services to the telecommunications industry - announced today results for the first quarter, which ended on March 31, 1999.

FIRST QUARTER HIGHLIGHTS:

-    Revenues from continuing operations increased 72% from 1998.

-    Gross profit increased 122% compared to first quarter in 1998.

- Net loss from continued operations decreased 30% from the first quarter of 1998.

- Fifth consecutive quarter in which the Company's operating and net losses have improved quarter to quarter over the similar period in the prior year.

FIRST QUARTER RESULTS:

OneLink reported that total revenues from continuing operations for the three months ended March 31, 1999 increased 72% to $477,544 compared to $277,168 for the same quarter last year. The increase is a result of continued growth in the Company's TeleSmartTM Data Services business.

The Company's gross margin from continuing operations also increased 9% for the three months ended March 31, 1999 compared to the same period in 1998. Gross Profit increased 122% to $192,699 compared to $86,930 for the same period last year. This increase was due to the higher percentage of service bureau revenues at 59% gross margins in the total revenue mix.

The Company's net loss from continued operations for the first quarter was $252,983 compared to $362,721 for the same period last year which is a decrease of $109,738 or 30%, resulting in a net loss per share of $(0.05) compared to $(0.07) in the comparable prior year period. This improvement was due to stronger revenues and improved gross profits from the Company's TeleSmart service bureau operations as well as management's continued efforts to streamline the Company's operations.

"First quarter results continue to demonstrate significant improvements over last year's performance. These improvements are directly related to our decision to focus and grow the TeleSmart Data Services business," said Paul Lidsky, OneLink President and CEO. "The growth in TeleSmart revenues signals continued success in deploying TeleSmart services to U S WEST and Cincinnati Bell customers, who have recognized the product as a valuable business intelligence tool. In addition, we are encouraged that the telecommunications market is increasingly accepting of our product offering as a way to grow their revenues and enhance customer loyalty," he added.

OneLink Communications, Inc., based in Minneapolis, specializes in transforming raw telecommunications data into visual business intelligence that enables business leaders to make more informed decisions. The company markets its TeleSmartTM Data Services solution to telecommunications network providers who use the service to build and/or enhance business customer relationships and increase customer satisfaction, loyalty and retention. For more information, visit OneLink's web site at www.onelink.com.

A registration statement relating to certain of the Company's securities has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these

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securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995. A number of factors should be considered in conjunction with the above forward-looking statements. These factors include changes in economic and market conditions, the development of new technologies, product pricing, industry regulation, management of growth, business strategy and measures to implement strategy, competitive strengths and expansion. Additionally, other factors set forth in cautionary statements included in OneLink's Form 10-K and other documents filed with the Securities and Exchange Commission should also be considered. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this release. The company undertakes no obligation to update these forward-looking statements to reflect events and circumstances that may arise after the date of this release.

                          ONELINK COMMUNICATIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                            Three Months Ended
                                                                 March 31,
                                                            1999            1998
                                                        ------------   -------------

     Sales from Continuing Operations                      $477,544        $277,168
     COGS from Continuing Operations                        284,845         190,238
     Gross Profit from Continuing Operations                192,699          86,930
     Operating Expenses from Continuing Opers.              449,919         439,317
     Operating Loss from Continuing Operations             (257,221)       (352,387)
     Net Loss from Continuing Operations                   (252,983)       (362,721)

     Income (Loss) from discontinued operations                   0          20,692
     Net Gain (Loss) on disposal of                               0             811
            Discontinued assets

     Net Loss                                              (252,983)       (341,217)

     Net Loss per share from Continuing Operations           $(0.05)         $(0.07)
     (Basic and diluted)
     Net Loss per share (Basic and diluted)                  $(0.05)         $(0.07)
     Weighted Average Shares Outstanding                  5,318,451       4,991,696
         (Basic and diluted)

For Further Information, Contact:

Paul Lidsky, President & CEO                         Brenda Groff, Controller
(612) 996-9102                                       (612) 996-9138
plidsky@onelink.com                                  bgroff@onelink.com